UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 26, 2017

SUNESIS PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51531	94-3295878
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

395 Oyster Point Boulevard, Suite 400 South San Francisco, California		94080
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (650) 266-3500

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed in a Current Report on Form 8-K of Sunesis Pharmaceuticals, Inc. (the “Company”), on April 7, 2017, Eric H. Bjerkholt informed the Company of his resignation as the Company’s Executive Vice President, Corporate Development and Finance, Chief Financial Officer and Corporate Secretary effective as of April 27, 2017. On April 26, 2017, the Company and Mr. Bjerkholt entered into a transition and resignation agreement (the “Letter Agreement”), under which Mr. Bjerkholt relinquished his role as Executive Vice President, Corporate Development and Finance, Chief Financial Officer and Corporate Secretary of the Company, effective April 27, 2017 (the “Resignation Date”). Until the Resignation Date, Mr. Bjerkholt continued his full-time duties in exchange for continued compensation at his current rate and benefits eligibility. Concurrently with the entry into the Letter Agreement, the Company and Mr. Bjerkholt entered into a consulting agreement, effective as of April 28, 2017 (the “Consulting Agreement”), under which Mr. Bjerkholt will provide consulting services to the Company on Mr. Bjerkholt’s area of expertise and experience and other matters until December 31, 2017 or earlier termination. As a consultant to the Company, Mr. Bjerkholt will receive a fee of $275 per hour. As part of the Letter Agreement and the Consulting Agreement, the options and other Company equity granted to Mr. Bjerkholt will continue to vest through June 30, 2017, when vesting as to all of his options and equity grants will cease. After June 30, 2017 and for the remaining period of time that Mr. Bjerkholt is performing services under the Consulting Agreement, no further vesting will occur but Mr. Bjerkholt will be deemed to be in “continuous service” such that he will have three months following the conclusion of his consulting period to exercise any of his vested options. Except for the foregoing, all other rights and obligations with respect to Mr. Bjerkholt’s equity will be as set forth in the applicable stock option agreement(s), grant notice(s) and plan documents.

The description of the Letter Agreement and the Consulting Agreement contained herein does not purport to be complete and is qualified in their entirety by reference to the complete text of the Letter Agreement and the Consulting Agreement, which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2017.

In conjunction with Mr. Bjerkholt’s resignation, on April 27, 2017, the Board of Directors of the Company (the “Board”) appointed Daniel N. Swisher, Jr. as the Company’s Interim Chief Financial Officer and Corporate Secretary and to serve as the Company’s principal financial officer and principal accounting officer, effective immediately, as the Company continues its search for the full time Chief Financial Officer. Mr. Swisher did not enter into any plan, contract, or arrangement to receive any additional compensation in respect of his assumption of the duties of Interim Chief Financial Officer and Corporate Secretary.

Mr. Swisher, who is 54 years old, has served as the Company’s Chief Executive Officer and a member of the Board since January 2004 and also as the Company’s President since August 2005. From December 2001 to December 2003, he served as the Company’s Chief Business Officer and Chief Financial Officer. From June 1992 to September 2001, Mr. Swisher served in various management roles, including Senior Vice President of Sales and Marketing, for ALZA Corporation. Mr. Swisher also serves as non-executive chairman of the board of directors of Cerus Corporation, a biopharmaceutical company, and as a director of Corcept Therapeutics, Inc., a biopharmaceutical company. Mr. Swisher holds a B.A. from Yale University and an M.B.A. from the Stanford Graduate School of Business.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNESIS PHARMACEUTICALS, INC.

Dated: April 28, 2017	By:	/s/ Daniel N. Swisher, Jr.
Daniel N. Swisher, Jr.
Chief Executive Officer, President, Interim Chief Financial Officer and Corporate Secretary